X Roads
SOLUTIONS GROUP

400 Madison Avenue,
3rd Floor
New York, NY 10017
main 212.610.5600
fax 212.610.5601
www.xroadsllc.com

CONFIDENTIAL

August 2, 2010

Board of Directors
NexCen Brands, Inc.
1330 Avenue of the Stars, 34th Floor
New York, New York 10019

RE: NexCen Brands, Inc. / XRoads Solutions Group, LLC

Dear NexCen Brands, Inc. Board of Directors:

This letter agreement between XRoads Solutions Group, LLC ("XRoads") and NexCen Brands, Inc. and its subsidiaries (collectively, "NexCen" or the "Company") sets forth the terms and conditions under which such services will be performed (the "Engagement"). All references in this Agreement to XRoads shall include XRoads' officers, employees and agents. If appropriate in connection with performing its services for the Company hereunder, XRoads may utilize the services of one or more of its affiliates, in which case the references herein to XRoads shall include such affiliates.

This Agreement and the Engagement services described herein are entered into in connection with the sale of substantially all of the Company's assets to Global Franchise Group, LLC (the "Asset Sale") and the subsequent wind down of the business of the Company, as more fully described in the Company's June 11, 2010 Proxy Statement mailed to its stockholders on or about June 14, 2010, and which Proxy Statement was filed with the SEC on or about June 11, 2010, and thereafter supplemented by additional definitive proxy soliciting materials and Rule 14(a)(12) materials.

1. **Scope of Services.**

a. XRoads is retained to manage the wind-down of NexCen, which wind-down will require a number of action steps as outlined below, which actions steps are not sequentially discrete and are expected to overlap to some degree. In order to provide such services, XRoads shall provide the services of XRoads' Managing Principal, Dennis I. Simon, or a replacement mutually acceptable to the parties, to serve as the Company's President ("President"). The President shall report to a designated member of the Company's Board of Directors ("Board") and shall have control of the Company's activities, including but not limited to the wind-down of the Company. All lines of management and all outside professionals providing services on behalf of the Company shall report to the President. The President shall have the authority to pay XRoads for all fees and expenses provided for in this Agreement, subject to prior written approval by

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the Board, or a party designated by the Board, pursuant to this Agreement. The President, other XRoads personnel performing services on the Engagement, NexCen's staff and other consultants providing services to the Company will have office space available to them and computer connectivity at the Company's offices until such time as the Company's offices are closed. Upon the closure of the Company's offices, the Company shall supply, at the Company's cost and expense, storage space for paper and computer files and office space for its staff and consultants other than XRoads personnel.

i. **Action 1: Preliminary Analysis.** XRoads will determine the most efficient and effective organizational structure for the wind-down and begin to identify and analyze data necessary to implement Action 2. The preliminary analysis is expected to include, but may not be limited to:

- Preparation for change of responsible party(ies) to XRoads staff;
- Determination and preparation for implementation of appropriate organization structure, which will involve close coordination with Company's present management and counsel;
- Determination of working relationships and scope of responsibilities for each portion of the organization structure going forward;
- Selection of the Company's legal counsel;
- Input into deregistration approach and commencement of implementation;
- Selection of external financial and/or accounting staff and input into the selection of internal financial and/or accounting staff to continue to be employed by the Company or work as consultants for the Company, and the definition of the corresponding role(s), compensation structures, etc.
- Initiate review of taxes paid for determination of overpayments, if any, and potential recoveries;
- Collection of subsidiary-level and corporate level books and records;
- Learn how to access financial data and information from Company's outsourced provider;
- Development of a claims matrix, with a compilation including all contingent, disputed and/or un-liquidated liabilities not recorded on the balance sheet;
- Review of record keeping systems to support the Company's operations and wind-down process;
- Identification and verification of assets and liabilities, including, but

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not limited to, any post Asset Sale contracts, leases and unrecorded potential claims; and

- Developing the archiving process.

ii. **Action 2: Wind-Down of Operations.** XRoads will wind-down the operations of the Company's business, including the sale and/or liquidation of all assets and resolution of liabilities remaining after the Asset Sale. Activities during the wind-down are expected to include, but may not be limited to the following:

- Post-closing Asset Sale true-up and negotiation of post-closing adjustments;
- Completion of deregistration process;
- Completion of tax analysis and initiate recoveries, if any, as determined in part by a cost benefits analysis;
- Consolidation of cash management system(s);
- Development and implementation of regular reporting procedures to interested parties;
- Learn how to access the general ledger data from the outsource provider;
- Manage the archiving of Company data;
- Manage open, pending or potential litigation;
- Development and analysis of contingencies and reserves, as may be required;
- Address regulatory, tax and other relevant compliance matters;
- Identification of insurance coverage (if any and as needed) available with respect to all identified actual and/or potential claims;
- Review of insurance policies and recovery of funds if applicable;
- Oversee the preparation of the Company's final tax returns;
- Wind-down of human resources and archival of payroll records;
- Communications with employees, distribution of final paychecks and W-2's;
- Oversee resolution and transfer of pension plan assets;
- Wind-down of benefit system(s) and communications to employees regarding COBRA;

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- Hire, manage and direct professionals for the wind-down (e.g. accountants, attorneys);
- Management of the Company's bankruptcy case(s), if applicable;
- Identify and monetize assets, including assets not recorded on the Company's balance sheet, if any; and
- Analyze, negotiate and resolve confirmed outstanding liabilities and claims against the Company.

iii. **Action 3: Distribution.** XRoads work will focus on the accurate and timely distribution of remaining net proceeds to the Company's equity holders after all legitimate liabilities have been satisfied and/or adequately reserved for, monitoring final tax returns and satisfying applicable corporate dissolution requirements. It is anticipated that multiple distributions may be required, and that XRoads shall provide the reasonable and necessary services associated with such multiple distributions over time.

b. The President, Luke Goetz who shall serve in a Vice President role for the Company, Joe Rosen who shall serve in a Vice President role for the Company, and any other XRoads personnel who may serve in an officer or director capacity for the Company shall be covered by the Company's Director and Officers liability insurance policy (the "D&O Policy") which D&O Policy shall provide for no less than $5 million in coverage at all times. The President, Messrs. Goetz and Rosen and other XRoads' personnel serving in an officer or director capacity shall be added as an additional named insureds under the D&O Policy if required to provide the coverage under the D&O Policy. The Company will deliver to XRoads as soon as practicable after the commencement of the Engagement evidence of the coverage of the President and Messrs. Goetz and Rosen under the D&O Policy, and similarly, evidence of coverage as soon as practicable for the addition of any other XRoads personnel who may serve as officers or directors of the Company. The President, Messrs. Goetz and Rosen and other XRoads' personnel serving in an officer or director capacity shall be further entitled to all indemnities available to the non-XRoads affiliated officers and directors of the Company, whether under the Company's by-laws, certificate of incorporation applicable corporation laws, or contractual agreements of general applicability to the Company.

c. The scope of XRoads' services may be expanded from time to time, provided that XRoads and the Company mutually agree in writing to any such modification and any corresponding increase in fees. Any decisions to expand the scope of XRoads services or an increase in fees will be made by the Company's Board in accordance with its fiduciary duties to the Company's stakeholders and consistent with Delaware law.

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X Roads SOLUTIONS GROUP

2. **Fees, Expenses and Payment Terms.**

a. Hourly Fees and Deferred Hourly Fees. XRoads personnel shall provide the services described in Section 1 above at their applicable NexCen Discounted Hourly Rates as set forth in Table 1 below (the "Hourly Fees").

Table 1		
Staff	**Standard Hourly Rates**	**NexCen Discounted Hourly Rates**
D. Simon, Managing Principal	$675	$595
L. Goetz, Managing Director	$550	$475
J. Rosen, Director	$475	$400
K. Tran, Senior Consultant	$390	$310
Other Principals	$625	$565
Other Managing Directors	$525	$475
Other Directors	$475	$400
Senior Consultants	$390	$310
Consultants	$290	$260
Senior Managing Advisors	$275	$250
Senior Advisors / Associates	$225	$205
General Counsel	$400	$360
Clerical / Data Entry Billing Staff / Researchers Project Specialists/ Paraprofessionals /	$50 to $155	$40 to $135

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The Hourly Fees based upon the NexCen Discounted Hourly Rates shall be invoiced bi-weekly and such amounts shall be paid by the Company within ten (10) business days after the invoice(s) are submitted by XRoads for approval. If the Company fails to object to an invoice within the ten (10) business day period, the Company shall be deemed to have approved the submitted invoice for payment. XRoads personnel will record their hours worked on this Engagement in not less than 15 minute increments.

b. Success Fee. In the event at least $8.0 million is distributed to the Company's equity holders (the "Threshold Amount"), then XRoads shall have earned the Success Fee described herein. The Success Fee amount shall be equal to fifteen percent (15%) of the amounts distributed in excess of the Threshold Amount (the "Excess Distribution"). Any Success Fees shall be paid to XRoads within 5 business days of any Excess Distribution made to the Company's equity holders.

For example and sake of clarity, and assuming the following hypothetical facts:

- There is a distribution to NexCen's equity holders of $10.5 million

Then XRoads would receive a Success Fee payment of $375,000, the calculation for which and payment structure are as follows:

$10,500,000	Net cash available from liquidation / wind-down
<8,000,000>	Threshold Amount distributed to equity holders
$2,500,000	Excess Distribution
$375,000	Success Fee of 15% on Excess Distribution

c. Expenses. The Company shall pay all costs and expenses reasonably incurred by XRoads for services related to the Engagement (e.g., actual out of pocket expenses such as communications, postage, mailing supplies and travel incurred in connection with the Engagement). The Company shall not be charged for XRoads personnel to travel to New York City or stay in New York City for this Engagement. XRoads will submit periodic invoices for these costs and expenses, which invoices shall be paid by the Company within ten (10) days after the XRoads invoice(s) has been submitted to the Board or its designee for approval. If the Board or its appointed designee fails to object to an expense invoice within the ten (10) day period, the Company shall be deemed to have approved the submitted invoice for payment.

d. Advance. On or before August 13, 2010, the Company shall pay to XRoads $100,000 as an advance (the "Advance"). The Advance will be replenished by the Company to the $100,000 level if at any point in time it has been reduced. To the extent XRoads fees and/or expenses exceed the Advance amount and the Advance is drawn down, XRoads will bill the Company for the excess amount, plus such amount

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necessary to bring the Advance back to its original $100,000 amount. XRoads will inform the Company bi-weekly of the amount(s) necessary, if any, to replenish the Advance and the Company shall replenish the Advance within two (2) days of such notifications. The Advance will be maintained in XRoads' segregated client retainer account until work is performed and/or expenses are incurred hereunder. The Advance is considered to be "earned" at the time any work is performed and/or expenses are incurred. It is intended that the Advance may be applied to all amounts due from the Company from and after the commencement date of this Engagement, and XRoads shall have the right and authority to pay itself any amounts due under this Agreement from the Advance. The Advance is not intended to be an estimate for the cost of work to be performed by XRoads. The Company hereby grants a security interest in the Advance to XRoads to secure payment of all amounts due hereunder. The Company acknowledges and agrees that this security interest will be perfected by virtue of XRoads' possession of the Advance. To the extent the entire balance of the Advance is not used (i.e. the Advance exceeds the amount of XRoads final bill), XRoads will refund the remaining Advance balance to the Company (without interest) within ten (10) business days following the conclusion of this Engagement.

e. Tail Period. XRoads shall be entitled to payment of any and all Success Fees upon the occurrence within 60 months after the date of termination or expiration of this Engagement (such 60 month period being referred to herein as the "Tail Period") of any Excess Distribution to the Company's equity holders. The fact that Success Fees could become due to XRoads during the Tail Period is not intended to prevent the Company from winding down its operations. The parties shall work cooperatively to adequately reserve or escrow amounts that could reasonably be payable to XRoads during the Tail Period to allow for the timely wind down of the Company, and each of the parties agrees to execute and deliver such further documents as are reasonably necessary to effectuate the intent of this section.

f. Wire Instructions. All payments required hereunder shall be paid by wire transfer unless otherwise permitted by XRoads. Set forth below are XRoads' wire transfer instructions:

Routing #	111901014
Account Name:	Allied Affiliated – Dominion Account 5151 Beltline Road, Suite 500 Dallas, TX 75254
Account #	672197848
Bank Name:	Capital One Banks / Hibernia National Bank 600 N. Pearl Street, Suite 2500 Dallas, TX 75201
Attention:	Linitta.Lewis@capitalonebank.com

Please make sure that your checks and/or wire transfers reference ***XRoads Solutions Group*** and specify which invoices are being paid.

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If paying by mail, please mail your payment to:

XRoads Solutions Group, LLC
c/o Allied Affiliated Funding, L.P.
P. O. Box 822948
Philadelphia, PA 19182-2948

g. Rate Adjustments. XRoads' rates are adjusted in January and July of each year to reflect the advancing experience, capabilities, and seniority of our professionals as well as general economic factors. Accordingly, the rates listed above may be changed during the course of the Engagement, but shall not increase by more than five percent (5%) on each review period. Notwithstanding the preceding, XRoads shall not adjust its rates on this Engagement (including the NexCen Discounted Hourly Rates) prior to July 2011.

3. **Term of Engagement**. The term of the Engagement under this Agreement shall commence as of August 2, 2010 (the "Effective Date"). The Company shall pay XRoads for its time as reasonably incurred in the services under this Agreement from and after the Commencement Date, but not for the time of XRoads incurred in connection with securing this Agreement (including initial presentations to the Company's management and Board, as well as the negotiation of this Agreement). The Company may terminate this Engagement upon 30 days advance written notice. Termination of this Agreement prior to the conclusion of this Engagement as mutually agreed upon by the parties shall not affect the Company's obligations hereunder with respect to: (i) any fees, expenses or compensation to which XRoads is entitled as of the date of termination or expiration, as the case may be (including without limitation any Hourly Fees); (ii) any fees or compensation to which XRoads may be entitled pursuant to Section 2 above after such termination or expiration for any Success Fee during the Tail Period; or (iii) the indemnification and contribution provisions set forth herein, all of which shall remain operative and in full force and effect notwithstanding termination or expiration of this Agreement. In the event either party materially breaches this Agreement, the non-breaching party may terminate this Engagement at any time thereafter upon 15 days advance notice to the other party of the alleged breach and planned termination. The alleged breaching party shall have the right to cure any noticed breach within the notice period.

4. **Work Performed**. XRoads work for the Company will be performed on a "level-of-effort" basis; that is, the depth of our analyses and extent of our authentication of the information on which our advice to the Company will be predicated, may be limited in some respects due to the extent and sufficiency of available information, time constraints dictated by the circumstances of the Engagement, and other factors. It is understood that, in general, XRoads will rely on information disclosed or supplied to it by employees and representatives of the Company without audit or other detailed verification of its accuracy and validity.

5. **Reports**. XRoads will submit periodic oral and/or written reports summarizing our evaluations and analyses based on our work pursuant to this Agreement. Our reports will encompass only matters that come to our attention in the course of our work that we perceive to be significant in relation to the objective of our Engagement. However, because of the time

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and scope limitations implicit in our Engagement and the related limitations on the depth of our analyses and the extent of our verification of information, we may not discover all such matter or perceive their significance. Accordingly, we will not be able to provide assurances in our reports concerning the integrity of the information used in our analyses and on which our findings and advice may be based. In addition, we have no obligation to and will not update our reports or extend our activities beyond the scope set forth herein unless the Board requests and we agree to do so.

6. **Disclosures**. XRoads has represented, and will in the future represent, many different clients with various business interests in numerous industries. These clients are often referred to XRoads by intermediaries such as lawyers, investment bankers, lenders and accountants ("Referral Sources"). In undertaking the Engagement on behalf of the Company, XRoads' objective is to provide services for the Company to the best of its ability, but without precluding XRoads from representation of other clients or from accepting referrals from or making referrals to Referral Sources. Since XRoads wants the Company to be comfortable with the retention of XRoads in light of other client and Referral Sources relationships, XRoads has undertaken a reasonable review of our records to determine XRoads' professional relationships with the persons or entities you identified. We are not aware of any conflicts of interest or relationships that would preclude us from performing the above work for you or you or the Company.

XRoads agrees to update the disclosure information from time to time if and when additional parties with an interest in or a relationship with the Company are identified by the Company, in writing, to XRoads.

7. **Entire Agreement, Waiver, Modification, and Notices**. This Agreement, including any Exhibits, constitutes the final and complete expression of the parties with respect to its subject matter and supersedes and replaces any other written or oral agreement or understanding between the parties, including the Original Agreement. This Agreement may be amended, modified, supplemented or waived only by a written instrument signed by both parties. No waiver of a breach hereof shall be deemed to constitute a waiver of a future breach, whether of a similar or a dissimilar nature. All notices, demands or other communications which are required or are permitted to be given in this Agreement shall be in writing and shall be deemed to have been sufficiently given (i) upon personal delivery, (ii) the third business day following due deposit in the United States mail, postage prepaid, and sent certified mail, return receipt requested, correctly addressed or (iii) when receipt is acknowledged if sent via facsimile transmission. Notices to you shall be sent to the address set forth on page one of this Agreement. Notices to XRoads shall be sent to the addresses set forth below:

XRoads Solutions Group, LLC
Attn: General Counsel
1821 East Dyer Road, Suite 225
Santa Ana, California 92705
Fax: (949) 567-1702

XRoads Solutions Group, LLC
Attn: Chief Operating Officer
400 Madison Ave, 3rd Floor
New York, NY 10017
Fax: (212) 610-5601

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Either party may give written notice of a change of address by certified mail, return receipt requested, and after notice of such change has been received, any notice shall be given to such party in the manner above described at such new address.

8. **Authority**. The Company has all requisite corporate power and authority to enter into this Agreement. The Company and XRoads have fully reviewed this Agreement, have obtained counsel on its terms, and have participated in the drafting of this Agreement such that it shall not be construed against any one party. This Agreement has been duly and validly authorized by all necessary corporate action on the part of the Company and has been duly executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms.

THE ADDITIONAL TERMS AND CONDITIONS ATTACHED TO THIS AGREEMENT ARE HEREBY MADE PART OF THIS AGREEMENT AS THOUGH FULLY SET FORTH HEREIN.

If you agree to the terms and conditions set forth above, please indicate your acceptance and approval by signing this letter in the space provided below and on the duplicate copy attached. Please return one fully executed original to the undersigned for our files.

XRoads looks forward to serving you in this important matter.

Very truly yours,

XRoads Solutions Group, LLC

Dennis I. Simon
Managing Principal

AGREED AND ACCEPTED:

NexCen Brands, Inc.

By: ______________________
Kenneth J. Hall
Chief Executive Officer

Date: 8/11/10

XRoads SOLUTIONS GROUP

ADDITIONAL TERMS AND CONDITIONS

Amounts Not Paid. All amounts not paid when due will bear interest at an annual rate of 8% or the maximum rate allowed by law, whichever is less.

Agreement Not to Employ. XRoads' business is in part centered on its ability to identify and secure the services of talented personnel for its client companies. Absent an agreement with XRoads providing it fair compensation, XRoads would suffer serious economic harm were its client companies to hire directly or through other companies XRoads' employees. Company agrees that during the term of this Agreement and for twelve months thereafter it shall not, directly or indirectly, knowingly solicit, offer employment to or hire any employee of XRoads with whom Company has had contact as a result of this Engagement. If Company and XRoads agree that Company may hire a XRoads' employee or independent contractor, notwithstanding the prohibition in the immediately preceding sentence, and such hiring occurs within twelve months after the termination of this Agreement, Company shall pay XRoads an amount equal to the particular individual's standard hourly rate at XRoads multiplied by an assumed annual billing of 2,000 hours as liquidated damages. Any such payment shall be made on the date the XRoads' employee or independent contractor begins work for Company. This paragraph shall not preclude Company from making general employment solicitations not specifically aimed at XRoads' employees.

Indemnification. The Company agrees that in the event XRoads or any of XRoads' officers, employees, agents, affiliates or controlling persons, if any (each of the foregoing, including XRoads, an "Indemnified Person"), becomes involved in any capacity (whether or not as a party) in any action, claim, proceeding or investigation (including any security-holder action or claim or any action brought by or in the right of the Company) related to or arising out of this Engagement, including any related services already performed and any modifications or future additions to this Engagement, the Company will promptly reimburse each such Indemnified Person for its reasonable and customary legal and other expenses (including the costs of any investigation and preparation) as and when they are incurred in connection therewith, subject to the terms contained in the last sentence of the immediately succeeding paragraph.

In addition, the Company will indemnify and hold harmless each Indemnified Person from and against, and no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company or its security-holders or creditors for, any losses, claims, damages, liabilities or expenses (including without limitation attorneys' fees and expenses) related to or arising out of this Engagement, any services provided thereunder or any transactions or proposed transactions related thereto, including any related services already performed and any modifications or future additions to this Engagement, whether or not any pending or threatened action claim, proceeding or investigation giving rise to such losses, claims, damages, liabilities or expenses is initiated or brought by or on behalf of the Company and whether or not in connection with any action, claim, proceeding or investigation in which the Company or any Indemnified Person is a party. The foregoing indemnity shall not apply to the extent that any such loss, claim, damage, liability or expense is found by a court of

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competent jurisdiction or arbitral tribunal to have resulted primarily from such Indemnified Person's bad faith or gross negligence; in such event, such Indemnified Person shall promptly reimburse to the Company any legal or other expenses that have been reimbursed by the Company to the Indemnified Person pursuant to the preceding paragraph.

If for any reason the foregoing indemnification is held unenforceable, then the Company shall contribute to the loss, claim, damage, liability or expense for which such indemnification is held unenforceable in such proportion as is appropriate to reflect the relative benefits received, or sought to be received, by the Company and its security-holders on the one hand and the party entitled to contribution on the other hand in the matters contemplated by this Engagement, as well as the relative fault of the Company and such party with respect to such loss, claim, damage, liability or expense and any other relevant equitable considerations. The Company agrees that, to the extent permitted by applicable law, in no event shall the Indemnified Persons be responsible for or be required to contribute amounts which in the aggregate exceed the fees, if any, actually paid to XRoads for the services hereunder.

If any action, suit or proceeding shall be brought against any Indemnified Person in respect of which indemnity may be sought hereunder, such Indemnified Person shall promptly notify the Company in writing, and the Company shall have the right to assume the defense thereof, including the employment of counsel and the payment of all expenses. Any Indemnified Person shall have the right to employ separate counsel in any such action, suit or proceeding and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless (i) the employment therefor has been specifically authorized by the Company in writing or (ii) the Company has failed to assume such defense and to employ counsel. In any event, XRoads and the Company shall fully cooperate with each other and their respective counsel in the defense of any such proceeding, and shall make available to each other any books, records or other documents reasonably necessary or appropriate for such purpose, subject to the right of each party to protect reasonably, from disclosure, confidential business information.

The Company's reimbursement, indemnity and contribution obligations under this Agreement shall be in addition to any liability which the Company may otherwise have and shall not be limited by any rights XRoads or any other Indemnified Person may otherwise have. The Company agrees that, without XRoads' prior written consent, which will not be unreasonably withheld, the Company will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action, proceeding or investigation in respect of which indemnification or contribution could be sought hereunder (if XRoads or any other Indemnified Person is an actual or potential party to such claim, action, proceeding or investigation), unless such settlement, compromise or consent includes an unconditional release of each Indemnified Person from all liability arising out of such claim, action, proceeding or investigation. No Indemnified Person shall, without the Company's prior written consent, which will not be unreasonably withheld, settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened claim, action, proceeding or investigation in respect of which indemnification or contribution could be sought hereunder.

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The provisions of this Section shall remain in effect indefinitely, notwithstanding the completion of this Engagement, the expiration of the term hereof or any other termination of this Engagement.

Warranties & Limitation on Liability. XRoads neither expresses nor implies any warranties of its work nor predicts results of the Engagement. XRoads has not offered any assurances that the efforts to resolve the financial, operational, legal, structural or management issues facing the Company can or will be successful.

XRoads shall not be subject to any liability to the Company for any act or omission relating to, in connection with or arising out of services rendered hereunder, unless XRoads' acts or omissions constitute willful malfeasance, gross negligence or the reckless disregard of XRoads' obligations or duties hereunder. In furtherance of the foregoing, the Company agrees and covenants that it will not initiate any legal or administrative proceedings whatsoever against XRoads relating to, in connection with or arising from the services rendered hereunder seeking more than the amount of the fees actually paid to XRoads for the Engagement. The Company acknowledges and agrees that the allocation of risk provided by this paragraph is fair and reasonable.

Legal Proceedings. If after the termination of the Engagement XRoads is requested and agrees or is required to participate in any manner in legal or administrative proceedings regarding the Company, compensation shall be paid to XRoads for time spent in preparation, travel, attendance at and work related thereto, all at XRoads' then current hourly rates for the relevant personnel involved, unless XRoads is a party litigant. XRoads shall be further entitled to such compensation in the event XRoads is required to participate in any manner in legal or administrative proceedings concerning the Company during the Engagement, if such participation requires work outside the scope of services to be performed under this Engagement. For individuals no longer employed by XRoads, at the time of such participation, payment shall be made to such individuals directly or to their employers, as applicable.

Accuracy of Information. The Company will use reasonable efforts to assure that all information, financial or otherwise, provided by or on behalf of the Company with respect to the Engagement (the "Information") to XRoads will, as of its respective dates, be accurate and complete in all its material respects. The Company understands that XRoads will not be responsible for independently verifying the accuracy of the Information. The Company assumes full responsibility for inaccuracies in any Information provided by or on behalf of the Company to XRoads or any third party. The Company will reasonably cooperate with XRoads in all phases of XRoads' services under the Engagement. Specifically, without limiting the generality of the foregoing, if at any time during the Engagement, the Company discovers that any of the Information is inaccurate in any material respect it will immediately notify XRoads.

Proprietary Processes. XRoads' proprietary work processes used, prepared or assembled by XRoads during the Engagement, including XRoads' proprietary methodologies, know-how and computer models ("Proprietary Processes") shall be the exclusive property of XRoads. The Company shall not be entitled to the Proprietary Processes. XRoads shall retain copies of the Proprietary Processes pursuant to its document retention policy as in effect from time to time. Upon the conclusion of the Engagement, XRoads shall deliver to the Company

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any data, reports, or runs assembled or prepared by XRoads for the Engagement specifically and for the benefit of the Company. The data, reports and runs shall be the property of the Company.

Future Engagements. XRoads has offices throughout the United States. XRoads is or expects to be engaged by other clients from time to time and cannot assure that, following the Engagement, an engagement will not be accepted elsewhere for an interested party.

Independent Contractor. The Company acknowledges that XRoads is being retained as an independent contractor to the Company and no employment relationship, partnership, joint venture or other association shall be deemed created by this Agreement.

Confidentiality. During the term of the Engagement and for a period of twelve (12) months thereafter, XRoads shall keep secret and retain in strictest confidence, any and all confidential information relating to the Company or which XRoads shall obtain knowledge of by reason of the Engagement, including, without limitation, trade secrets, customer lists, financial plans or projections, pricing policies, marketing plans or strategies, business acquisition or divestiture plans, new personnel acquisition plans, technical processes and other research projects. XRoads shall not, except in connection with the performance of its duties hereunder, disclose any such information to anyone outside the Company, other than to XRoads' legal counsel, as required by applicable law (provided prior written notice thereof is given by XRoads to the Company) or with the Company's prior written consent, which shall not be unreasonably withheld or delayed. The obligations of XRoads in this paragraph shall not apply to information which is (i) known generally to the public; (ii) known to XRoads prior to the date of this Agreement; (iii) lawfully disclosed to XRoads by a third party; (iv) generally known in the industry in which the Company is engaged; or (v) required by law to be disclosed by XRoads, in which event XRoads shall provide the Company with prompt notice thereof.

The Company shall not, except as required in the conduct of its business, disclose any Proprietary Processes to any third party other than the Company's lenders, attorneys and advisors or as otherwise required by law, without the prior written consent of XRoads, which consent shall not be unreasonably withheld or delayed.

Attorneys' Fees. If any party hereto shall commence any action or other proceeding against the other arising out of, or relating to, this Agreement, the prevailing party shall be entitled to recover from the losing party, in addition to any other relief, its reasonable attorneys' fees irrespective of whether or not the action or proceeding is prosecuted to judgment.

Agreement to Mediate/Arbitrate:

a. **Mediation.** The parties shall mediate all disputes and claims between them arising out of or related to the Engagement or any resulting transaction (a "Dispute") before resorting to arbitration. Selection of a mediator shall occur within ten days of a demand for mediation. If the parties cannot agree on the selection of a mediator within ten days, either or both party shall request the JAMS mediators and arbitrators to appoint one for them within fifteen days. The mediation shall take place within ten days of the date of the selection or appointment of the mediator and shall take place in New York City, New York. Mediation fees, if any, shall be divided equally among the parties involved and prepaid. If any party

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X Roads SOLUTIONS GROUP

commences an arbitration based on a Dispute without first attempting to resolve the matter through mediation or initiates an unauthorized court action, then that party shall be required to pay the other party's attorneys' fees, expert costs and other expenses in connection with the arbitration or unauthorized court action. The parties agree that any Dispute which is not settled through mediation shall be decided by neutral, binding arbitration and not by court action, except as provided by law for judicial review and enforcement of arbitration proceedings and awards and as provided in subsection c. below.

b. **Arbitration.** The arbitration shall be conducted in accordance with JAMS Expedited Procedures for arbitration (unless the parties agree in writing to use JAMS Commercial Arbitration Rules) and shall be conducted in New York City, New York. Except as provided above, each party shall be responsible for its own attorneys' fees and costs. The arbitrator shall apply New York law as the applicable state law governing the Dispute, without reference to choice of law principles, applying New York rules of evidence as applicable in a court of law. The award of the arbitrator shall be final and binding upon the parties without right of appeal or judicial review. Application may be had by any party to any court of general jurisdiction for entry and enforcement of judgment based on said award. Such judgment shall be binding, final and non-appealable.

c. **Provisional Remedies**. Notwithstanding the above, either party may, without waiving any remedy under this Agreement, seek from any court having jurisdiction, any interim or provisional relief available under applicable law that is necessary to protect the rights, property or remedies of that party, pending the outcome of the mediation and/or arbitration, including but not limited to, applications for injunctive relief, writs of attachment or possession.

Use of Name. The Company agrees that XRoads shall have the right to use the Company's name and logo in a description of the services provided by XRoads under the Agreement.

Applicable Law; Headings. The Agreement shall be governed in accordance with the laws of the State of New York, without giving effect to the principles of conflicts of laws. The paragraph headings in the Agreement and the Additional Terms and Conditions are for informational purposes only.

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